Exhibit 99.1

FOR IMMEDIATE RELEASE June 5, 2019

Scilex Holding ANNOUNCEs strong Ztlido sales growth after successful post-merger integration

•	ZTlido® gross sales grew from approximately $1 million in March to $2.4 million in April and $3.3 million in May
•	SP-102 pivotal phase 3 trial remains on track for completion in H1 2020
•	ZTlido® 5.4% (3 X strength) trial to be initiated in 2019 for lower back pain indication

SAN DIEGO, June 5th, 2019/GlobeNewswire/ -- SAN DIEGO - Scilex Holding Company (Scilex), a majority-owned subsidiary of Sorrento Therapeutics, Inc. (Nasdaq: SRNE), announces the completion of post-merger integration.

Following the merger with Semnur Pharmaceuticals, Inc. in March 2019, and the contribution of Scilex Pharmaceuticals Inc. equity to Scilex Holding Company, Scilex rapidly proceeded to implement key changes necessary to ensure the long-term success of the newly formed company.

•	Right-sized corporate management team. New senior executive team benefits from significant drug commercialization experience. New focus on operational excellence in support of commercial launch of ZTlido® (lidocaine topical system) 1.8%.

•	Realigned sales territories to maximize growth in high potential areas. Reduced overall sales related expenses by over 20% without any expected negative impact to field operation performance and enabled better targeting of addressable markets. Gross sales in the past three months have shown strong and sustained month-over-month growth, increasing from approximately $1 million in March, to $2.4 million in April and $3.3 million in May, respectively.

•	Reprioritized drug development pipeline. 1) SP-102 phase 3 clinical trial remains on track to be completed by first half of 2020. 2) The 5.4% (3X strength) lidocaine topical system is being evaluated for a lower back pain indication in an upcoming phase 2 trial expected to start in the second half of 2019.

Jaisim Shah, Chief Executive Officer and President of Scilex commented “We are very pleased with the rapid progress made to reorient the company to ensure focus on key areas post-merger. We now have in place the full senior executive team complemented by an outstanding team of field sales reps and managed care access managers, who are deeply knowledgeable reimbursement experts. Leading Global venture capital firms including Canaan Partners, Frazier Healthcare Partners, and Vivo Capital, are shareholders in Scilex along with Sorrento and Japan’s Itochu Corporation, a $100 billion Fortune Global 20 company. With the ongoing opioid crisis in our nation, Scilex has been in active dialogues with local, state and federal agencies on best strategies and methods to treat a continuum of chronic and acute pain conditions using non-addictive non-opioid therapies. Scilex can take full advantage of the opportunities created in this paradigm shift”.

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About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Seprehvir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by our effort to advance Resiniferatoxin (“RTX”), a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, ZTlido® and SP-102, a non-opioid corticosteroid gel. Resiniferatoxin is completing Phase 1b trials in terminal cancer patients and knee osteoarthritis patients. ZTlido was approved by US FDA on 02/28/18. SP-102 is in Phase 3 pivotal study for the treatment of lumbar radicular pain/sciatica. RTX Phase 3 studies in osteoarthritis knee pain are scheduled to start later in 2019.

For more information visit www.sorrentotherapeutics.com

About Scilex Holding Company

Scilex Holding Company, a majority-owned subsidiary of Sorrento located in San Diego, California, responsibly develops and brings branded products to market using technologies designed to maximize quality of life for the patients we serve. We are uncompromising in our focus to become the global pharmaceutical leader in non-opioid pain management through social, environmental, economic and ethical principles. Dedicated to valued partnerships, we strive to deliver next-generation products that met patients’ needs. Through Scilex Pharmaceuticals Inc., our wholly owned subsidiary, our product, ZTlido® (lidocaine topical system) 1.8%, is a branded lidocaine topical system formulation for the treatment of relieving the pain of post-herpetic neuralgia, also referred to as after-shingles pain. For more information visit www.scilexpharma.com.

About ZTlido® (lidocaine topical system) 1.8%

Indication ZTLIDO is indicated for relief of pain associated with post-herpetic neuralgia (PHN).

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Important Safety Information

Contraindications ZTLIDO is contraindicated in patients with a known history of sensitivity to local anesthetics of the amide type, or to any other component of the product.

Warnings and Precautions Accidental exposure can occur even after a ZTLIDO patch has been used. Small children or pets could suffer serious adverse effects from chewing or ingesting a new or used ZTLIDO patch. Store and dispose of patches properly and keep out of reach of children and pets.

Excessive dosing or overexposure to lidocaine can occur. Longer duration of application, application of more than the recommended number of patches, smaller patients, or impaired elimination may all contribute to increased blood concentration levels of lidocaine. If lidocaine overdose is suspected, check drug blood concentration. Management of overdose includes close monitoring, supportive care, and symptomatic treatment.

Cases of methemoglobinemia have been reported with local anesthetic use, although patients with glucose-6-phosphate dehydrogenase deficiency, congenital or idiopathic methemoglobinemia, cardiac or pulmonary compromise, or concurrent exposure to oxidizing agents or their metabolites are more susceptible to developing clinical manifestations of the condition. Signs and symptoms include cyanotic skin discoloration and/or abnormal coloration of the blood and may occur immediately or may be delayed after exposure. Methemoglobin levels may continue to rise leading to more serious central nervous system and cardiovascular adverse effects. Discontinue ZTLIDO and any other oxidizing agents. Depending on severity of the symptoms, patients may respond to supportive care or may require treatment with methylene blue, exchange transfusion, or hyperbaric oxygen.

Application site reactions can occur during or immediately after treatment with ZTLIDO. This may include development of blisters, bruising, burning sensation, depigmentation, dermatitis, discoloration, edema, erythema, exfoliation, irritation, papules, petechia, pruritus, vesicles, or may be the locus of abnormal sensation. These reactions are generally mild and transient, resolving spontaneously within a few minutes to hours. Inform patients of these potential reactions and that severe skin irritation may occur with ZTLIDO if applied for a longer period than instructed.

Hypersensitivity cross-reactions may be possible for patients allergic to PABA derivatives. Manage hypersensitivity reactions by conventional means.

Eye exposure with ZTLIDO should be avoided. If eye contact occurs, immediately wash out the eye with water or saline and protect the eye (such as, eye glasses/eye wear) until sensation returns.

Adverse Reactions Side effects of ZTLIDO include application site reactions such as, irritation, erythema, and pruritus. These are not all of the adverse reactions that may occur. Please see Full Prescribing Information for more information.

Use in Specific Populations Use of ZTLIDO during lactation should be used with caution as lidocaine is excreted into breast milk. The limited human data with lidocaine in pregnant woman is not sufficient to inform drug-associated risk for major birth defects and miscarriage.

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To report SUSPECTED ADVERSE REACTIONS, contact SCILEX Pharmaceuticals Inc. at 1-866-SCILEX3 or contact FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please click here for full Prescribing information: https://www.ztlido.com/prescribing-information.pdf

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contains forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries, including but not limited to Scilex Pharmaceuticals Inc., Semnur Pharmaceuticals, Inc. and Scilex Holding Company, under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward looking statements include statements regarding the developments of and prospects for SP-102 and ZTlido®; Sorrento's, Scilex Holding Company, Scilex Pharmaceuticals Inc.’s and Semnur Pharmaceuticals, Inc.’s products, product candidates and technologies, including its non-opioid pain products and product candidates; Scilex Holding Company’s ability to continue to accelerate the development of SP-102 and 5.4% lidocaine patch for lower back pain; reductions in sales related expenses and the anticipated impact on field operation performance; estimated monthly gross sales amounts and expectations for Sorrento's and its subsidiaries’ technologies and product candidates and financing prospects. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's, its subsidiaries' technologies and prospects; the possibility that ZTlido® (lidocaine topical system) 1.8% may not be commercially successful, risks that SP-102 and 5.4% (3x) lidocaine patch may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks related to seeking regulatory approvals and conducting clinical trials; and other matters that are described in Sorrento's Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law. In addition, the preliminary gross sales information presented in this press release is based on Sorrento’s and Scilex Holding Company’s current expectations and may be adjusted as a result of, among other things, completion of customary quarterly review procedures.

Media and Investor Relations

Contact: Alexis Nahama

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

Website: www.sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

ZTlido® and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively.

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SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc. A proprietary name review by the FDA is planned.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2019 Sorrento Therapeutics, Inc. All Rights Reserved.

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